U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     Dauplaise                     Armand                 Rene
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   1630 Winter Springs Blvd.
--------------------------------------------------------------------------------
                                    (Street)

   Winter Springs, Florida 32708
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Bio-One Corporation (BICO)
--------------------------------------------------------------------------------

3.   IRS Identification Number of Reporting Person

     ###-##-####
--------------------------------------------------------------------------------

4.   Statement for Month/Year

         May 2002
--------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Year)

         N/A
--------------------------------------------------------------------------------

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                                     [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

         President
--------------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of,  or
            Beneficially Owned
--------------------------------------------------------------------------------



1.  Title of      2.  Transaction           3.  Transaction          4.  Securities Acquired
    Security           Date                        Code                    or Disposed of
                                                                       Amount            Price
--------------------------------------------------------------------------------------------------------
Common Stock         5/15/02                       S                  100,000           $20,000
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



1. Title of    2.   Conversion or     3.  Transaction   4. Transaction   5.  Number of   6. Date Exercis-   7.  Title and
  Derivative      Exercise Price of          Date             Code           Derivative       able and          Amount of
  Security        Derivative Security                                        Securitie     Expiration Date      Underlying
                                                                                                                Securities
----------------------------------------------------------------------------------------------------------------------------
N/A
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------



/s/Armand Dauplaise                                         June 20, 2002
---------------------------------------------            -----------------------
Armand Dauplaise                                                 Date